Exhibit 4.1
Amendment No. 2 to the
Amended and Restated Stockholder Protection Rights Agreement
This Amendment No. 2, dated as of April 21, 2010 (this “Amendment”), to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 (the “Rights Agreement”), between the Morgans Hotel Group Co. (the “Company”) and Mellon Investors Services LLC, as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.
WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company may amend the Rights Agreement in any respect prior to the Flip-in Date without the consent of the holders of Rights;
WHEREAS, the Flip-in Date has not occurred; and
WHEREAS, the Company would like to amend Section 1.1 of the Rights Agreement.
NOW, THEREFORE, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows:
Section 1. From and after the execution and delivery of this Amendment, the definition of the term “Beneficial Owner” in Section 1.1 of the Rights Agreement is hereby amended to add the following sentence to the end of such definition:
“Notwithstanding the foregoing, the ownership of the Company’s 2.375% Senior Subordinated Convertible Notes Due 2014 (the “Notes”) by any Person shall not be deemed to result in the Beneficial Ownership of the shares of Common Stock into which such Notes are convertible for so long as such Notes have not been acquired in the two years preceding October 17, 2014 and provided further that at the time the Notes were acquired the Market Price of the shares of Common Stock did not exceed the conversion price applicable to the Notes.”
Section 2 . THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; EXCEPT THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
Section 3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MORGANS HOTEL GROUP CO.
By:	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	President

MELLON INVESTOR SERVICES LLC
By:	/s/ Kieran McGovern
	Name:	Kieran McGovern
	Title:	Senior Associate